Exhibit 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92009 PH: (760) 804-8420 FX: (760) 804-8442 www.orangetwentyone.com

Orange 21 Reports Third Quarter 2007 Financial Results

CARLSBAD, CA, November 13, 2007 – Orange 21 Inc. (NASDAQ: ORNG), a leading developer of brands that produce premium products for the action sports and youth lifestyle markets, today announced financial results for the three and nine months ended September 30, 2007.

Three Month Results

Consolidated net sales increased 16% to $13.2 million for the three months ended September 30, 2007 from $11.4 million for the three months ended September 30, 2006. The increase is partly due to increased sales and marketing efforts, including an increase in sales force, and an improvement in product mix. As a result of these increased sales, our consolidated gross profit increased 16% to $6.4 million for the three months ended September 30, 2007 from $5.5 million for the three months ended September 30, 2006. Gross profit as a percentage of sales remained consistent at 49% for each of the three months ended September 30, 2007 and September 30, 2006.

Sales and marketing expense decreased 16% to $2.9 million for the three months ended September 30, 2007 from $3.5 million for the three months ended September 30, 2006. The decrease was largely due to the $0.4 million decrease in depreciation expense for point-of-purchase displays in the U.S. partly offset by $0.2 million in expenses related to purchases of new point-of-purchase displays. During June 2007, the point-of-purchase displays in the U.S. were transferred to our customers and written off. There was also a decrease in employee-related compensation expense at LEM.

General and administrative expense increased 12% to $2.6 million for the three months ended September 30, 2007 from $2.3 million for the three months ended September 30, 2006. The increase is largely due to an increase of $0.3 million in legal fees in the U.S., which includes $0.2 million for negotiations related to the potential acquisition of the retail stores division of No Fear that did not materialize. The increase is also due to severance pay of $0.2 million in the U.S. and LEM, $0.1 million increase for share-based compensation expense in accordance with SFAS No. 123(R) and depreciation and amortization costs. These increases were offset by decreases in various items, including bad debt expense of $0.2 million in the U.S., as well as audit fees, business insurance, employee-related compensation expenses in the U.S. and information technology expenses.

Shipping and warehousing expense increased 18% to $0.4 million for the three months ended September 30, 2007 from $0.3 million for the three months ended September 30, 2006. The increase is mainly due to increased employee-related compensation expense at LEM.

Research and development expense increased 60% to $0.4 million for the three months ended September 30, 2007 from $0.3 million for the three months ended September 30, 2006. The increase is mainly due to an increase in employee-related compensation expense at LEM.

Other net expense was $0.1 million for the three months ended September 30, 2007 compared to other net expense of $0.2 million for the three months ended September 30, 2006. The change in other net expense is primarily due to foreign exchange gains offset by increases in net interest expense.

The income tax benefit for the three months ended September 30, 2007 and 2006 was $47,000 and $0.2 million, respectively. The effective tax rate for the three months ended September 30, 2007 and 2006 was 336% and 24%, respectively. The change in the effective tax rate was due to minimum taxes recorded in Italy, which are due regardless of the companies’ operating results, during the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006.

Net income of $33,000 was earned for the three months ended September 30, 2007 compared to a net loss of $0.8 million for the three months ended September 30, 2006.

Nine Month Results

Consolidated net sales increased 11% to $34.5 million for the nine months ended September 30, 2007 from $31.0 million for the nine months ended September 30, 2006. The increase is partly due to increased sales and marketing efforts, including an increase in sales force, and an improvement in product mix. During the nine months ended September 30, 2006, we experienced delays in manufacturing and shipping of our sunglass and goggle products and distributor transitions in Australia and Asia, which we believe adversely impacted sales. These delays have been a result of poor logistical operations, lack of manufacturing equipment and weak management infrastructure in our Italian subsidiary, LEM. We have experienced similar delays during 2007 and anticipate that we may continue to experience manufacturing and shipping delays during the rest of 2007, and that such delays may have a material impact on our results of operations.

Our consolidated gross profit increased 17% to $18.2 million for the nine months ended September 30, 2007 from $15.5 million for the nine months ended September 30, 2006. Gross profit as a percentage of sales increased to 53% for the nine months ended September 30, 2007 from 50% for the nine months ended September 30, 2006. The increase in gross profit and gross profit as a percentage of sales is partly due to efficiencies achieved at LEM, our subsidiary and primary manufacturer, and a more favorable product mix. The increase is also due to net decreases in inventory reserves for slow moving and obsolete inventory that is no longer being marketed for resale of approximately of $1.0 million. During the nine months ended September 30, 2007, inventory with an adjusted basis of $0.6 million was sold for approximately $1.4 million in revenue, affecting margins by $0.8 million or 2% of net sales. The remaining decrease in the inventory reserve was mainly due to the disposal of product which has no effect on the results of operations.

Sales and marketing expense increased 17% to $12.3 million for the nine months ended September 30, 2007 from $10.5 million for the nine months ended September 30, 2006. The increase was primarily due to a $2.0 million write off of point-of-purchase displays in the U.S., which was a result of transferring ownership of the point-of-purchase displays to our customers during June 2007. In addition, in the U.S., further purchases of point-of-purchase displays will no longer be capitalized since the displays will be owned by the customers. The cost of these displays will be charged to sales and marketing expense. We do not expect this change to materially affect our results of operations in future periods.

General and administrative expense increased 10% to $7.6 million for the nine months ended September 30, 2007 from $6.9 million for the nine months ended September 30, 2006. The increase in general and administrative expense was primarily due to a $0.4 million increase for employee-related compensation expense at LEM including severance pay for LEM employees and related legal fees, increased legal fees of $0.4 million which included $0.2 million in legal fees related to negotiations for the acquisition of the retail stores division of No Fear which did not materialize, increased consulting fees of $0.2 million, increased share-based compensation in accordance with SFAS No. 123(R) of $0.2 million, and increases in depreciation and amortization costs, rent expense and sales and use taxes. The increases were partly offset by decreases in audit fees of $0.3 million, bad debt expense of $0.2 million, investor relations related costs of $0.2 million, travel, business insurance, and information technology expenses.

Shipping and warehousing expense consists primarily of wages and related payroll and employee benefit costs, packaging supplies, third-party warehousing and third-party fulfillment costs, facility costs and utilities. Shipping and warehousing expense decreased 6% to $1.2 million for the nine months ended September 30, 2007 from $1.3 million for the nine months ended September 30, 2006. The decrease was primarily due to decreased rent expense and employee-related compensation expense in the U.S. offset partly by increased employee-related compensation expense at LEM.

Research and development expense increased 9% to $0.9 million for the nine months ended September 30, 2007 from $0.8 million for the nine months ended September 30, 2006 due to increased employee-related compensation expense.

Other net expense was $0.5 million for the nine months ended September 30, 2007 compared to other net expense of $0.2 million for the nine months ended September 30, 2006. The change in other net expense is primarily due to increases in net interest expense and foreign exchange losses.

The income tax benefit for the nine months ended September 30, 2007 was $1.1 million compared to $0.9 million for the nine months ended September 30, 2006. The effective tax rate for the nine months ended September 30, 2007 and 2006 was 25% and 21%, respectively. The increase in the effective tax rate was due to a larger proportion of the pretax losses incurred in the U.S. versus in Italy.

A net loss of $3.2 million was incurred for the nine months ended September 30, 2007 compared to a net loss of $3.3 million for the nine months ended September 30, 2006.

Non-GAAP Financial Information

During the three months ended September 30, 2007, we incurred certain non-recurring items including $192,000 in legal costs and $50,000 in banking and underwriting fees for negotiations related to the potential acquisition of the retail stores division of No Fear that did not materialize, increased share-based compensation expense in accordance with SFAS No. 123(R) of $116,000 for acceleration of vesting of share-based grants made to one employee and severance pay of $91,000 in the U.S. Additionally, we incurred $122,000 of recurring expense in accordance with SFAS No. 123(R). Absent these charges during the period, we would have had income before tax of approximately $557,000.

GAAP Loss before benefit for income taxes	(14)
No Fear legal costs	192
No Fear banking/underwriting costs	50
Acceleration of SFAS No. 123(R) costs	116
Severance costs in U.S.	91

Non-GAAP Loss before benefit for income taxes, excluding non-recurring items	435
Recurring SFAS No. 123(R) costs	122

Non-GAAP Loss before benefit for income taxes, excluding non-recurring items and recurring SFAS No. 123(R) costs	557

During the nine months ended September 30, 2007, we incurred certain non-recurring items including $268,000 in legal costs and $50,000 in banking and underwriting fees for negotiations related to the potential acquisition of the retail stores division of No Fear that did not materialize, increased share-based compensation expense in accordance with SFAS No. 123(R) of $116,000 for acceleration of vesting of share-based grants made to one employee and severance pay of $91,000 in the U.S. In addition we had $2,375,000 in point-of-purchase display expense related to amounts capitalized as of December 31, 2006 in the U.S., which was depreciated through June 2007 with the balance written off in June 2007 as a result of transferring ownership of the point-of-purchase displays to our customers during June 2007. Additionally, we incurred $257,000 of recurring expense in accordance with SFAS No. 123(R). Absent these charges during the period, we would have had a loss before tax of approximately $1,174,000.

GAAP Loss before benefit for income taxes	(4,331)
No Fear legal costs	268
No Fear banking/underwriting costs	50
Acceleration of SFAS No. 123(R) costs	116
POP display expense for displays purchased prior to 1/1/2007	2,375
Severance costs	91

Non-GAAP Loss before benefit for income taxes, excluding non-recurring items	(1,431)
Recurring SFAS No. 123(R) costs	257

Non-GAAP Loss before benefit for income taxes, excluding non-recurring items and recurring SFAS No. 123(R) costs	(1,174)

We believe the presentation of Non-GAAP financial measures assists investors to better understand our operating performance. We believe that excluding the impact of certain non-cash and non-recurring items from earnings is helpful to investors in their review of information presented by us.

Liquidity and Capital Resources

Cash, cash equivalents, restricted cash and short-term investments at September 30, 2007 totaled approximately $1.1 million compared to $3.5 million at December 31, 2006. At September 30, 2007, $0.1 million of cash and cash equivalents was restricted for future earn-out payments for the purchase of LEM.

Management Commentary and Analysis

Mark Simo, Co-Chairman and CEO of Orange 21, commented: “I am pleased by the results we’ve announced today, and by the progress in the business. It is consistent with what I believed could be accomplished when I re-joined the management team last October. At that time, we were faced with undoing significant damage that had accrued in the two prior years. Our supply chain was backed up with off-brand product; we had lost goodwill with our dealers; and we had many internal organization and management issues to rectify. We had very little visibility into how these factors would play out in this year’s results. But, we also believed that we had, at core, a great brand and a loyal customer, and that we could demonstrate the strength of the brand in 2007 by focusing on core problems and attaining business stability.”

“We have now gone through one full key cycle of the business. We have seen the results of the first round of the changes that we implemented. We improved product development and changed production priorities. As a result, this summer was the first summer season in recent years in which the company was mostly in-stock on, and able to service dealer demand for, key product styles and colors. We also restructured the sales department and stabilized the dealer base, with an eye towards growing that base next year. These factors have led to a rebound in dealer goodwill. Meanwhile, the new products introduced this year have met with great success, and have rekindled the buzz around Spy. Our financial results reflect the impact of our efforts to stabilize the business. We have swung from losing money to breaking even. Costs are down, production efficiency is up, and dealer goodwill is on the rebound.

“Looking forward into 2008, we still have work to do to complete our turnaround and plan for growth. We will be moving the company to new facilities here in the U.S. and moving into new production facilities at our LEM subsidiary in Italy. We believe that these moves, while involving some short-term distraction to our management, will yield long-term costs savings and synergies for the company. We will continue to evolve the organization and make improvements in effectiveness in key areas; we still have significant work to do in further restructuring our sales and marketing efforts. We also will continue to work on our inventory procurement processes. As of the close of the third quarter we remained heavy in our inventory; the good news is that we have liquidated some obsolete inventory, but we need to continue to work the level down in the coming quarters and improve our forecasting process. We also have more work to do on our goggle business – we have been less able to focus on and affect that business to this point in time — and in our fourth quarter we will be dependent upon a good snow season to offset last winter’s extremely poor one, with the resultant inventory overhang at the dealer level. We will need to monitor receivables from our customers in this extraordinarily weak consumer environment. So work does remain.

“But, that said, I am excited about the prospects for 2008, and I believe we will experience a return to growth. We are seeking to increase revenues both through our existing channels, and careful introduction of the brand into new channels and markets. I do not want to mislead anyone’s expectations for 2008; the organization is still small and on the mend. But, I believe that next year does herald the beginning of solid growth opportunities, with long-term potential. We will move carefully but aggressively to embrace those opportunities. I believe that as we do, it will become apparent that there is large long-term earnings leverage to be attained in our company’s business model.”

John Pound, Orange 21’s Co-Chairman, commented: “I am gratified by where the company stands as we head into the final quarter of 2007. I have worked closely with Mark through this year and believe that the brand and the company have overcome significant challenges as we have moved through the turnaround process. I think our results evidence our improved stability, which lays the foundation for growth.

“I am also excited for the coming year of development at Orange 21. As we move through this year, I have become more deeply convinced of the long-term potential for growth of the Spy brand. Our product continues to improve and be compelling to our core customer. With the foundation that Mark is building, I believe that the growth opportunities are significant, and that the resulting business model will be an exciting one.”

“Through the end of the year, we will be working to define our plan to grow the company, next year, and beyond. I anticipate that after the end of the year, we will be able to share some of the details of our plan. We chose to abstain from any predictions or guidance during this critical turnaround year, due to the fundamental lack of visibility that we believed to be present in the business. As we move forward, as soon as we feel it’s appropriate and supportable, we will begin to share our outlook with you once again.”

About Orange 21 Inc.

Orange 21 designs, develops, markets and produces premium products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic (TM), manufactures sunglasses and goggles targeted toward the action sports and youth lifestyle markets.

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events or future financial performance and are subject to risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “feel,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. Specifically, comments in this press release regarding the stabilization of the business, growth prospects, the rebound in dealer goodwill, the rekindled buzz around Spy, our ability to increase revenues and expand into new channels and markets, strength of our brand, and our ability to turn accumulated inventory into cash are forward-looking statements and are subject to inherent risks. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, but are not limited to: risks related to the Company’s ability to manage growth; risks related to the limited visibility of future orders; the ability to identify and work with qualified manufacturing partners and consultants; the ability to expand distribution channels and retail operations in a timely manner; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; the ability to continue to develop, produce and introduce innovative new products in a timely manner; the ability to source raw materials and finished products at favorable prices; the ability to identify and execute successfully cost-control initiatives; uncertainties associated with the Company’s ability to maintain a sufficient supply of products and to manufacture successfully products; the integration of the LEM acquisition; the performance of new products and continued acceptance of current products; the execution of strategic initiatives and alliances; uncertainties associated with intellectual property protection for the Company’s products; matters generally affected by the domestic and global economy, such as changes in interest and currency rates; and other risks identified from time to time in the Company’s filings made with the U.S. Securities and Exchange Commission. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company can not guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company, nor any other person, assumes responsibility for the accuracy or completeness of such forward-looking statements. The Company undertakes no obligation to update any of the forward-looking statements.

ORANGE 21 INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Thousands, except number of shares and per share amounts)

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$996	$1,279
Restricted Cash	71	1,728
Short-term investments	—	500
Accounts receivable, net	10,329	10,014
Inventories, net	12,971	9,276
Prepaid expenses and other current assets	1,359	1,584
Income taxes receivable	27	606
Deferred income taxes	1,864	1,827

Total current assets	27,617	26,814
Property and equipment, net	5,889	8,042
Goodwill	9,433	8,727
Intangible assets, net of accumulated amortization of $480 and $376 at September 30, 2007 and December 31, 2006, respectively	499	530
Deferred income taxes	3,058	1,575
Other long-term assets	65	69

Total assets	$46,561	$45,757

Liabilities and Shareholders’ Equity
Current liabilities
Lines of credit	$4,045	$2,976
Current portion of capital leases	384	410
Current portion of notes payable	483	251
Accounts payable	7,684	6,418
Accrued expenses and other liabilities	4,974	4,454
Deferred purchase price obligation	161	1,020
Income taxes payable	208	—

Total current liabilities	17,939	15,529
Notes payable, less current portion	959	593
Capitalized leases, less current portion	769	647
Deferred income taxes	365	300

Total liabilities	20,032	17,069
Stockholders’ equity
Preferred stock: par value $0.0001; 5,000,000 authorized; none issued	—	—
Common stock: par value $0.0001; 100,000,000 shares authorized; 8,148,376 and 8,100,564 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	1	1
Additional paid-in-capital	36,708	36,336
Accumulated other comprehensive income	2,204	1,505
Accumulated deficit	(12,384)	(9,154)

Total stockholders’ equity	26,529	28,688

Total liabilities and stockholders’ equity	$46,561	$45,757

ORANGE 21 INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net sales	$13,179	$11,379	$34,524	$31,032
Cost of sales	6,764	5,859	16,346	15,487

Gross profit	6,415	5,520	18,178	15,545
Operating expenses:
Sales and marketing	2,932	3,492	12,286	10,494
General and administrative	2,561	2,287	7,604	6,887
Shipping and warehousing	404	343	1,211	1,293
Research and development	426	267	860	786

Total operating expenses	6,323	6,389	21,961	19,460

Income (loss) from operations	92	(869)	(3,783)	(3,915)
Other expense:
Interest expense	(188)	(44)	(402)	(168)
Foreign currency transaction gain (loss)	79	(94)	(102)	(47)
Other income(expense)	3	(20)	(44)	(14)

Total other expense	(106)	(158)	(548)	(229)

Loss before benefit for income taxes	(14)	(1,027)	(4,331)	(4,144)
Income tax benefit	(47)	(249)	(1,101)	(874)

Net income (loss)	$33	$(778)	$(3,230)	$(3,270)

Net income (loss) per share of Common Stock
Basic	$0.00	$(0.10)	$(0.40)	$(0.40)

Diluted	$0.00	$(0.10)	$(0.40)	$(0.40)

Shares used in computing net income (loss) per share of Common Stock
Basic	8,140	8,091	8,116	8,087

Diluted	8,201	8,091	8,116	8,087

CONTACT at the Company:

Jerry Collazo, CFO, 760-804-8420

SOURCE: Orange 21 Inc.